EXHIBIT 10.5

POST CLOSING AND INDEMNITY AGREEMENT

This Post Closing and Indemnity Agreement (“Agreement”) is dated as of this 11th day of March, 2011 by and among INLAND DIVERSIFIED PRATTVILLE LEGENDS, L.L.C., a Delaware limited liability company (“Purchaser”) and PRATTCENTER, LLC, an Alabama  limited liability company (“Seller”) in connection with the acquisition of the Prattville Town Center, located in Prattville, Alabama (the “Property”) as legally described in that certain Purchase and Sale Agreement dated December 23, 2010, as amended (the “Contract”) by and between Seller and Inland Real Estate Acquisitions, Inc. (“IREA”). In addition, John Collett, Michael D. Smith and Thomas E. McMillan III, collectively and personally, are executing this Agreement only with respect to Paragraphs 7 and 8 hereof which relate to the TJ Maxx Losses and the HPI Losses (each as defined in the Contract).

WHEREAS, IREA assigned its interest in the Contract to Purchaser by assignment dated as  of the date of this Agreement.

WHEREAS, Purchaser and/or IREA has made various inquiries regarding the Property during its due diligence in connection with its acquisition of the Property;

WHEREAS, in connection with such inquiries, in order to confirm the status of various issues that Purchaser deems relevant to its acquisition, Purchaser has requested certain documents and confirmations from Seller and/or third parties, but Seller has been unable to either supply a document confirming such matters, or has asserted that a certain state of facts exist which may be inconsistent with what is stated in the documents reviewed by Purchaser, or has been unable to complete a matter due to time constraints;

WHEREAS, as a condition precedent to Purchaser proceeding to the Closing (as defined in the Contract), Purchaser has required and Seller has agreed to certain undertakings and to obtain documents regarding or confirming certain issues, and/or certifications as to the state of facts regarding such issues, and further, Purchaser has required and Seller has agreed that Seller shall indemnify, defend and hold harmless Purchaser from and against any loss, cost or expense incurred by Purchaser, including costs and reasonable attorneys fees incurred as a result of the Indemnified Matters (as hereinafter defined).

NOW, THEREFORE, for good and valuable consideration including the mutual promises contained herein, the parties hereto agree as follows:

The matters hereinafter described in Paragraphs 1 through 7 are collectively defined as the “Indemnified Matters.”

1.

ROOF WARRANTY TRANSFER

1.1

Seller, at Seller’s sole cost and expense, agrees to (i) execute all documents and pay all transfer fees and perform all work, if any, necessary to transfer all roof warranties for the Property in the name of “Inland Diversified Prattville Legends, L.L.C.,” and (ii) cause the roof warranties to be delivered to 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox. All work, if any, shall be completed and sums paid and assignment of the roof warranty to Inland Diversified Prattville Legends, L.L.C. shall be completed not later than seventy-five (75) days from the date of this Agreement.

2.

EARNOUT PERIOD

2.1

Pursuant to the terms of the Contract, Seller shall have thirty-six (36) months following the Closing (the “Earnout Period”) to earn the Unfunded Purchase Price (as defined by the Contract) following the Closing. During the Earnout Period, Seller and its authorized agents will be given access to the Property in order to complete all construction, leasing, maintenance, alterations, and installations related to any earnouts (the “Earnout Activities”).

2.2

Indemnification.  Seller covenants and agrees to indemnify and hold Purchaser harmless from any and all losses, costs and damages to persons or property, including actual and reasonable attorneys’ fees and court costs, incurred as a result of Seller’s Earnout Activities. Seller’s  indemnification obligations under this section shall expressly include, but not be limited to, its obligation to indemnify Purchaser for any damages to the Property, any improvements located thereon, or any other damage that may be caused to persons or property as a result of Seller’s (or Seller’s contractors, agents, or employees) Earnout Activities.

2.3

Repair and Restoration.  Seller shall, at its sole cost and expense, promptly repair and restore any portion of the Property that shall be disturbed, damaged, or destroyed due to or on account of Seller’s Earnout Activities, to substantially the same condition as existed immediately prior to the commencement of Seller’s Earnout Activities.

2.4

Insurance.  In connection with Seller’s Earnout Activities, Seller shall, at its sole cost and expense, provide to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox within ten (10) days from the date of this Agreement, an insurance certificate from Seller’s insurance provider naming “Inland Diversified Prattville Legends, L.L.C.” and “Inland Diversified Real Estate Services, L.L.C.” as additional insureds.

3.

CLOSE-OUT/OPERATING MANUALS

3.1      Within thirty (30) days from the date of this Agreement, Seller, at its sole cost and expense, shall have the close-out/operating manual(s) for the Property forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

3.2

Within thirty (30) days from the date of completion of any Earnout closing, Seller, at its sole cost and expense, shall have the close-out/operating manual(s) for any earnout space(s) forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

4.

 LEASES AND COMMON AREA MAINTENANCE, REAL ESTATE TAX AND INSURANCE RECONCILIATIONS (“CAM RECS”)

4.1      Within sixty (60) days from the date of this Agreement, Seller, at its sole cost and expense, shall have all original leases (including lease amendments) along with originals of all invoices, contracts and bills relating to CAM RECS for the prior three (3) years from the date of this Agreement for all completed buildings and all tenancies forwarded to Purchaser at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Sharon Anderson-Cox.

5.

2010 COMMON AREA MAINTENANCE, REAL ESTATE TAX AND INSURANCE RECONCILIATIONS

5.1

Within ninety (90) days from the date of this Agreement, Seller covenants and agrees to fully reconcile all Property tenant CAM RECS for 2010 and all prior periods.  The CAM RECS shall be subject to review and approval by Purchaser, which approval shall not be unreasonably withheld.  To the extent any Property tenant has contributed a sum which is greater than its required share of common area maintenance, real estate tax and insurance contributions (as determined by the CAM RECS). Seller shall remit that sum to Purchaser no later than June 1, 2011.  To the extent any Property tenant has contributed a sum which is less than its required share of common area maintenance, real estate tax and insurance contributions (as determined by the CAM RECS), Purchaser shall promptly remit to Seller its portion of tenant CAM RECS remittances as received by Purchaser from the applicable tenants.  Seller and Purchaser agree to recalculate the CAM RECS for calendar year 2011 when the CAM RECS are prepared by Purchaser in 2012.  To the extent Purchaser has received a credit at Closing from Seller in excess of its allocable share (i.e., January 1, 2011 to the date of Closing), Purchaser shall reimburse Seller therefor within fifteen (15) days of the determination of the amount thereof.   To the extent Seller has provided a credit at Closing to Purchaser which is less than its allocable share (i.e., January 1, 2011 to the date of Closing), Seller shall reimburse Purchaser therefor within fifteen (15) days of the determination of the amount thereof. Seller and Purchaser agree to reprorate the real estate tax credit provided to Purchaser at Closing upon issuance of the applicable tax bills and CAM RECS and payments shall be made by one party to the other in accordance with the terms of this provision.

6.

IMMEDIATE REPAIRS

6.1

At Closing, Seller deposited the sum of Eighteen Thousand Five Hundred and No/100 Dollars ($18,500.00) into an escrow with Escrow Agent (as defined in the Contract) (the “Immediate Needs Repair Escrow”) as security for any immediate needs repairs that are required at the Property.  Within sixty (60) days from the date of this Agreement, Seller, at Seller’s sole cost and expense, shall repair the immediate repair issues identified on Exhibit “A” attached hereto and incorporated herein (the “Immediate Repairs”).  Upon completion of any Immediate Repairs by Seller to Purchaser’s commercially reasonable satisfaction, the funds deposited in the Immediate Needs Repair Escrow relating to the completed repair shall be immediately released by Escrow Agent to Seller.

7.

3.14 AUDITS

7.1

Seller agrees to cooperate, at Seller’s sole cost and expense, with Purchaser’s auditor,

KPMG, after Closing to complete the 3.14 audit.

8.

TJ MAXX INDEMNIFICATION

8.1

In order to induce Purchaser to close upon the acquisition of the Property, John Collett, Michael D. Smith and Thomas E. McMillan III, collectively and personally, have agreed to indemnify, defend and hold Purchaser, and its successors and assigns and lenders (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from any loss (including loss of rental income), cost or expense incurred by any Indemnified Party, including legal costs and reasonable attorneys’ fees (collectively, “Loss”) incurred by Purchaser as a result of a claim or assertion by TJ Maxx Companies, Inc. (“TJ Maxx”) that the building heights (including architectural features) of the free standing shop buildings located on Tracts 1 and 2 of the Shopping Center violate Paragraph 1 of Schedule B of the lease agreement dated as of July 19, 2006 between Seller and TJ Maxx (the “TJ Maxx Indemnification”).

8.2.

The term of the TJ Maxx Indemnification shall be for a period of thirty-six (36) months from the date of this Agreement (or shall expire earlier upon Purchaser’s receipt of a written  waiver from TJ Maxx approving the building heights (including architectural features) on the above described buildings on Tracts 1 and 2) and shall apply to claims made or asserted by TJ Maxx within that period.

9.

HPI INDEMNIFICATION

9.1

In order to induce Purchaser to close upon the acquisition of the Property, John Collett, Michael D. Smith and Thomas E. McMillan III, collectively and personally, have agreed to indemnify, defend and hold the Indemnified Parties harmless from any Loss incurred by any Indemnified Party as a result of a claim or assertion by Health Properties Investments, Inc. (“HPI”) against Purchaser (as successor-in-interest to Seller) related to the tenants located on Outparcels D and E at the Property (the “Seller Outparcels”) which accrued during Seller’s period of ownership of the Seller Outparcels (the “HPI Indemnification”).

9.2

The term of the HPI Indemnification shall be for a period of thirty-six (36) months from the date of this Agreement and shall apply to claims made or asserted by HPI within that period.

10.

SURVIVAL

10.1

The terms and provisions of this Agreement shall expressly survive the Closing.

11.

REMEDIES.

11.1.

The remedies and indemnities set forth herein are in addition to all rights of Purchaser as set forth in the Contract.

12.

FURTHER ASSURANCES.

12.1.

Seller and Purchaser agree to cooperate with each other following the Closing to confirm any matter and execute any document reasonably required by the other party in furthering of the Closing and consistent with the requirements of this Agreement.

13.

DEFINED TERMS.

13.1.

All capitalized terms which are not expressly defined herein shall have the meanings set forth in the Contract.

14.

INDEMNIFICATION.

14.1.

 In order to induce Purchaser to close upon the acquisition of the Property, notwithstanding the matters described by this Agreement, Seller has agreed to indemnify, defend and hold the Indemnified Parties harmless from any Loss incurred as a result of the Indemnified Matters.  Seller hereby agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any Loss as a result of Seller’s failure to obtain the required documents or complete its obligations under this Agreement or any Loss that results from an act or acts undertaken to cause the issues described herein to be corrected, except in each case to the extent such Loss arises from the negligence or willful misconduct of Purchaser.  Seller shall further indemnify and hold Purchaser harmless from and against any and all cost, expense, liability or damage arising out of: (i) any injury to any person or the Property attributable to Seller's exercise of any of its rights hereunder; and (ii) any liens filed against the Property or claims or demands made against Purchaser or the Property for work performed by or on the behalf of Seller pursuant to this Agreement, except in each case to the extent such Loss arises from the negligence or willful misconduct of Purchaser.

15.

MISCELLANEOUS.

15.1.

This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

PLEASE SEE FOLLOWING PAGE FOR SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Post Closing and Indemnity Agreement effective the first date written above.

Seller:

PRATTCENTER, LLC, an Alabama limited liability company

By:_/s/ John Collett

Name: John Collett

Its: Manager

/s/ John Collett

By: JOHN COLLETT, personally

/s/ Michael D. Smith

By: MICHAEL D. SMITH, personally

/s/ Thomas D. MacMillan III

By: THOMAS D. MACMILLAN III, personally

Purchaser:

INLAND DIVERSIFIED PRATTVILLE LEGENDS, L.L.C.,

a Delaware limited liability company

By:   Inland Diversified Real Estate Trust, Inc., its sole member

By:     /s/ Sharon Anderson-Cox

Name: Sharon Anderson-Cox

Its:     Vice President